Exhibit 10.2

                         SEVERANCE AGREEMENT AND RELEASE


         THOMAS J. CHMELIK, MILLENNIUM BANKSHARES CORPORATION and MILLENNIUM BANK, N.A. have reached the following Agreement. In this Agreement, "Employee" refers to Thomas J. Chmelik. The "Bank" refers to Millennium Bankshares Corporation and Millennium Bank, N.A., collectively.

         1. Payments.

         The Bank agrees to accept employee's resignation of employment and to pay Employee twelve weeks of salary continuation and all unused vacation pay (156.00 hours) at Employee's last regular rate of pay. Employee may continue to participate in his current health insurance plan under the same conditions as his last day of employment through this twelve-week salary continuation period. This period will not count against his COBRA eligibility period.

         Employee understands that the Bank will deduct appropriate federal withholding taxes and other payroll deductions the Bank is required by law to make from wage payments to employees. Employee further understands that these sums represent final compensation and benefits that the Employee is entitled to receive from the Bank, except for payments from ERISA retirement benefits to which Employee may be entitled under the Bank's standard retirement program. Employee will receive no further wage, vacation or other similar payments from the Bank.

         2.  Date of  Payment;  No  Obligation  to  Make  Payment  under  Normal
Policies.

         Payment of the amount described in the First Paragraph will be made after the expiration of seven days after Employee's signature on this Agreement and will be paid in the regular pay periods currently in effect at the Bank. Employee agrees that this payment is an exception to the amount the Bank is required to pay under its normal policies and procedures.

         3. Extension of Time To Exercise Stock Options.

         The parties acknowledge that as a participant in the Bank's stock option plan, Employee has the right and option to purchase all or any part of an aggregate of 31,600 currently vested shares of common stock of Millennium Bankshares Corporation ("the Stock"). The options will remain in effect under the original maturity schedule and may be exercised at any time during the remaining period. Any unvested options will be forfeited as of the date Employee's employment terminates. The parties agree to execute any further documents necessary to implement the extension provided in this paragraph.

         4. Complete Release.

         Employee agrees to release the Bank and each and all related subsidiaries, affiliations, companies, successors in interest and assigns and the current and former employees, agents, attorneys, accountants, officers and directors of any of them from all claims or demands Employee may have which are a result of, based upon or arising out of, Employee's employment with the Bank or the termination of that employment. This includes a release of any rights or claims Employee may have under any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for wrongful discharge; defamation; intentional or negligent infliction of emotional distress; negligent hiring, retention or supervision as well as breach of contract. This release covers claims that Employee knows about and those he may not know about. This release does not include, however, a release of Employee's right, if any, to payments from the retirement plan, 401(K), or similar ERISA benefits under the Bank's standard retirement program and the right to continued participation in Bank medical plans as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986.

         The Bank agrees to release the Employee and each and all his agents, attorneys, accountants, affiliates, and assigns from all claims or demands the Bank may have which are a result of, based upon, or arising out of, Employee's employment with the Bank or the termination of that employment. This includes, but is not limited to, a release of any rights or claims the Bank may have under any federal, state or local laws, as well as breach of contract, tort or common law. This release covers claims that Employee knows about and those he may not know about.

         5. No Future Lawsuits.

         Each party promises never to file a lawsuit asserting any claims that are released in the Fourth Paragraph.

         6. Consequences of Violation of Promises.

         If either party breaks its promise in the Fifth Paragraph of this Agreement and files a lawsuit based on legal claims that either has released, the breaching party will pay for all costs incurred by the other party or any affiliate thereof including reasonable attorneys' fees, in defending against the claim.

         The parties hereto agree that given the nature of the position held by Employee with the Bank, the covenants and restrictions set forth in Paragraphs 8, 9, 11 and 13 above are reasonable and necessary for the protection of the parties and/or the significant investment of the Bank in developing, maintaining and expanding its business and its business reputation. Accordingly, the parties agree that in the event of any breach by a party of any of the provisions of these paragraphs, monetary damages alone will not adequately compensate the other party for its losses and, therefore, the party may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, without necessity of bond.

         7. Non-Admission of Liability.

         Neither party admits liability in making this Agreement. The Bank makes this Agreement to ensure that Employee is available to provide information to it as needed, to aid Employee in making his transition from the Bank, to protect the Bank from unfair competition and poor publicity and to avoid the cost of defending against any possible lawsuit. The Employee makes this Agreement to avoid the cost of litigation.

         8. Confidential Information and Return of Property.

         Unless compelled by law, Employee shall not use or divulge, publish or disclose to any person or organization, information obtained by Employee during the course of his employment, which is confidential. Such information expressly includes, but is not limited to, this Agreement itself, information concerning the Bank's accounting practices, methods of business, personnel practices, trade secrets, technology, business operations, business records, customer lists and other customer information. Notwithstanding the above, it is agreed that Employee may disclose this Agreement to his spouse, and may seek advice from an accountant, lawyer, tax advisor, financial advisor or tax preparer about the tax and legal implications of this Agreement.

         Employee further agrees that he will immediately return to the Bank all of the Bank's property, including, but not limited to, the Bank's car; all financial records, data, and other documentation of whatever nature relating to the Bank's business or to the business of any of the Bank's customers; credit cards; keys; contracts; personnel information; and proprietary software developed by or for the benefit and use of the Bank.

         The Bank agrees to make a good faith effort to maintain the confidentiality of this Agreement and all information concerning Employee's employment, except as the Bank is otherwise permitted to disclose under this Agreement or as required by law.

         9. Statements Regarding Bank And/Or Employee.

         Both parties agree that it will make a good faith effort not to make any derogatory statement with regard to the performance, character, or reputation of the other party or any and all related persons, entities or present or former employees, agents, directors or officers. Each further agrees not to assert that the other has acted improperly or unlawfully with respect to Employee's employment. Each party expressly recognizes that these obligations preclude it from making derogatory statements to any person or entity, including but not limited to newspapers, radios or television stations; federal, state and local legislators and their staffs; federal, state and local agencies (except as required by law); shareholders, the board of directors and employees of the Bank. This paragraph does not preclude either party from disclosing information required to be disclosed by law.

         10. Resignation from Boards of Directors.

         Employee agrees that by signing this Agreement, he will resign from the Board of Directors of Millennium Bankshares Corporation and the Board of Directors of Millennium Bank, N.A. He further agrees that by signing this Agreement, he will resign from any other position held with of any related subsidiary, employee benefit plan, or affiliate of the Bank upon which he currently serves. He also agrees that by signing this Agreement, he will resign as Manager of both 1601 Washington Plaza LLC and 1051 Elden Street LLC.


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         11. Non-Interference With Business Relationships and Employment

         Opportunities. Employee agrees not to interfere in any way in the Bank's business relationships with its employees and agents or with the job performance of the Bank's employees and agents. Bank agrees not to interfere in any way or provide any statement that may hinder employment opportunities for the employee.

         12. Provision of Services/Consultancy Relationship.

         Employee agrees that between August 19, 2002 and February 18, 2003, he will make himself available at reasonable times which each party mutually agrees is mutually convenient, for up to ten hours a month, unless such minimum is waived by the Bank either explicitly or by failure to request assistance, to assist the Bank with the transition of his responsibilities and on-going business and legal matters. For rendering such services and making himself available to render such services, Employee will be compensated as an independent contractor at a rate of $100 per hour, payable within 15 days after the end of each calendar month. The Bank will issue to Employee a Form 1099 for payments made for Employee's consulting services. The Bank may terminate this consultancy relationship at any time.

         13. Business and Trade Policies and Practices Information.

         Employee understands that, as a result of his relationship with the Bank, he has certain knowledge of the Bank's business and banking practices and policies, including lending and employment practices and policies; and that these practices and policies may currently be, or in the future may become, the subject of dispute, charge, claim, lawsuit or other form of litigation. Employee agrees that he will neither offer nor provide voluntary assistance to any individual or entity having a claim against the Bank or its former or current employees. Employee further agrees that he will not disclose his knowledge of the Bank's practices and policies to any person or entity, except as required by law (including administrative investigations, hearings and arbitration), in which event Employee agrees to fully cooperate with the Bank, its officers, attorneys, representatives and/or agents, to assist in the resolution of such matters, to the extent permitted by law. Employee will provide the Bank with notice, prior to occurrence, of any deposition or hearing or notification by adverse counsel in which he is compelled to participate, to the extent reasonably possible and permitted by law. Employee further waives any objection to the Bank's attorneys attending or participating in such deposition or hearing, to the extent permitted by law. Failure to provide the Bank's attorneys with notice and the opportunity to attend and participate in any deposition or hearing will constitute a violation of this Agreement, if such notice could reasonably have been given, permitting the Bank relief pursuant to Paragraph 13 of this Agreement. It is understood that should employee be compelled by law to testify in such a matter, the Employee would tell the truth as he knows the truth to be.

         14. Period for Review and Consideration of Agreement.

         Employee understands that Employee has been given a period of seven days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this seven-day period as Employee wishes prior to signing.

         15. Termination of Employment.

         The parties acknowledge that Employee's employment with the Bank will end irrevocably and forever, effective August 19, 2002, and will not be resumed again at any time in the future.

         16. References.

         The Bank agrees that it will execute concurrently with its execution of this Agreement a reference letter in the form attached hereto as Exhibit 1. Furthermore, the Bank agrees that if any future potential employer or anyone else asks for an oral or written reference concerning Employee, the Bank will confirm for the inquirer only the Employee's last salary, job position, dates of employment, that the Employee performed his duties adequately, and resigned and further will advise the inquirer that the Bank's policy is not to release any additional information about former employees of the Bank.

         17. Indemnification.

         The Bank indemnifies Employee in accordance with the bylaws of the Bank and the Corporation with respect to claims, costs (including attorneys fees), or demands the Employee may incur or suffer after the date of this Agreement as a result of his employment with the Bank.

         18. Severability.

         If any provision of the Agreement is held to be invalid or unenforceable, all other provisions hereof shall nevertheless continue in full force and effect unless the effect of such severance would defeat the parties' intent as set forth herein.


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         19. Entire Agreement.

         This is the entire Agreement between Employee and Bank. The Bank has made no promises to Employee other than those in this Agreement.

         EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


                                /s/ Thomas J. Chmelik
                                ---------------------------------
                                THOMAS J. CHMELIK

                                8/19/02
                                ---------------------------------
                                Dated


                                MILLENNIUM BANKSHARES CORPORATION


                                By /s/ Kelly Marsh
                                   ------------------------------
                                   KELLY MARSH

                                8/19/02
                                ---------------------------------
                                Dated


                                MILLENNIUM BANK, N.A.


                                By /s/ Kelly Marsh
                                   ------------------------------
                                   KELLY MARSH

                                8/19/02
                                ---------------------------------
                                Dated